SUPPLEMENTAL CONFIDENTIALITY
                      AND PROPRIETARY INFORMATION AGREEMENT
                      WITH PROVISION FOR SEVERANCE BENEFIT

     This Supplemental Confidentiality and Proprietary Information Agreement is entered into between HydroChem Industrial Services, Inc., a Delaware corporation, and its parent, subsidiaries, and related companies ("HydroChem") and Greg Rice ("you") as of the 1st day of November, 2001.

     In view of and in consideration of (i) your promotion to the position of Vice President of Sales, Alliance and Marketing of HydroChem and in connection with activities related thereto or in support thereof, (ii) your future access to certain proprietary, confidential or trade secret information of HydroChem through this new position, (iii) HydroChem's payment of salary and other compensation to you, and (iv) HydroChem's obligations in this Agreement to provide you with a severance benefit if your employment is terminated by HydroChem without cause, HydroChem and you agree to each of the following:

1. Confidentiality. You agree to maintain in strict confidence, and agree not to use or disclose except as authorized by HydroChem, any information of a competitively sensitive or proprietary nature which you receive from HydroChem or its clients or contractors in connection with your services hereunder. HydroChem agrees to take reasonable steps to identify, and cause its clients and contractors to identify, for your benefit such information, including by using confidentiality notices in written material where appropriate. These restrictions shall not be construed to apply to (1) information generally available to the public, (2) information released by HydroChem or its clients or contractors (as the case may be) generally without restriction, (3) information independently developed or acquired by you without reliance in any way on other protected information of HydroChem or its clients or contractors, or (4) information approved by HydroChem or its clients or contractors (as the case may be) for your use and disclosure without restriction. Notwithstanding the foregoing restrictions, you may use and disclose any information to the extent required by an order of any court or other governmental authority, but only after HydroChem or its clients or contractors (as the case may be) have been so notified and have had the opportunity, if possible, to obtain reasonable protection for such information in connection with such disclosure.

2. Return of Materials. You must return to HydroChem and leave at its disposal all materials involving any trade secrets or proprietary or confidential information of HydroChem. Upon the request of HydroChem and, in any event, upon termination of your employment, you will leave with HydroChem all memoranda, notes, records, drawings, manuals, disks or other documents and media pertaining to HydroChem's business (including all copies thereof). This section is intended to apply to all materials made or compiled by you, as well as to all materials furnished to you by anyone else in connection with your employment.

3.   Ownership of Employee Developments.

     3.1 Existing Proprietary Rights. The patents, patent applications, copyrights, trade secrets, and trademarks listed on the attached Schedule A are the only intangible interests and properties that you own, or have any claim in, at the time of execution of this Agreement.

     3.2 Ownership of Work Product. All copyrights, patents, trade secrets or other intellectual property rights associated with any ideas, concepts, techniques, inventions, processes or works of authorship developed or created by you during the course of performing work for HydroChem or its clients (collectively, the "Work Product") shall belong exclusively to HydroChem and shall, to the extent possible, be considered a work for hire made by you for HydroChem within the meaning of Title 17 of the United States Code. To the extent the Work Product may not be considered a work for hire made by you for HydroChem, you agree to assign, and automatically assign at the time of creation of the Work Product, without any requirement of further consideration, any right, title or interest you may have in such Work Product. Upon request of HydroChem, you shall take such further actions, including execution and delivery of instruments of conveyance, as may be appropriate to give full and proper effect to such assignment.

4.   Restrictions on Competition.

     4.1 Factual Background. HydroChem expects to invest considerable time, effort, and capital in enhancing the value and desirability of the skills of its technical and other personnel employed by HydroChem in connection with its
Sales, Alliance and Marketing programs or activities related thereto or in support thereof. Both this investment and your individual compensation reflect HydroChem's expectation of receiving a considerable return from the exclusive use of your services and know-how in the future, free from any danger that HydroChem's competitors may attempt to induce you to leave HydroChem and wrongfully gain the benefit of HydroChem's investment. The partial restraint set forth in this section does not, and cannot, provide complete protection for HydroChem's investment, development efforts, product strategy, and proprietary information, but HydroChem believes that in combination with the other provisions of this Agreement, it is the most fair and reasonable measure permitted under applicable law to protect HydroChem's interests, giving due regard to both your interests and the interests of HydroChem.

     4.2 Avoidance of Conflict of Interest. While employed by HydroChem, you will not engage in any other business activity that conflicts with your duties to HydroChem. Under no circumstances will you work for any competitor or have any financial interest in any competitor of HydroChem; provided, however, that this Agreement does not prohibit investment of a reasonable part of your assets in the stock or securities of any competitor whose stock or securities are traded on a national exchange.

     4.3    Covenant Not to Compete.  You recognize that you may become familiar with trade secrets or confidential or proprietary information of HydroChem pertaining to HydroChem's chemical cleaning, hydroblasting, industrial vacuuming, tank cleaning, mechanical or waste minimization businesses and that you could cause grave harm to HydroChem if you worked for a competitor of HydroChem anywhere in the United States of America in any of those fields. Therefore,

AFTER THE TERMINATION OF YOUR EMPLOYMENT, YOU WILL NOT COMPETE WITH HYDROCHEM FOR TWO YEARS BY ENGAGING IN CHEMICAL CLEANING, HYDROBLASTING, INDUSTRIAL VACUUMING, TANK CLEANING, MECHANICAL OR WASTE MINIMIZATION BUSINESSES WITHIN THE UNITED STATES OF AMERICA. YOU WILL REFRAIN FROM ACTUALLY PERFORMING OR DIRECTLY MANAGING OR SUPERVISING SUCH ACTIVITIES, WHETHER AS PRINCIPAL, AGENT, EMPLOYEE, CONSULTANT, CONTRACTOR OR CO-VENTURER.

This partial restraint shall apply only to the extent that, within the year preceding the termination of your employment, you actually worked in or in support of any of the areas specified above on behalf of HydroChem.

     4.4 Noninterference with Personnel Relations. During your employment with HydroChem and for a period of two years afterwards, you will not knowingly solicit, entice, or persuade any other employees of HydroChem to leave the services of HydroChem for any reason.

5. Specific Performance and Consent to Injunctive Relief. Irreparable harm should be presumed if you breach any covenant in this Agreement. The faithful observance of all covenants in this Agreement is an essential condition to your employment, and HydroChem is depending upon absolute compliance. Damages would probably be very difficult to ascertain if you breached any covenant in this Agreement. This Agreement is intended to protect the proprietary rights of HydroChem in many important ways. Even the threat of any misuse of the technology of HydroChem would be extremely harmful, since that technology is essential to the business of HydroChem. In light of these facts, you agree that any court of competent jurisdiction should immediately enjoin any breach of this Agreement upon the request of HydroChem, and you specifically release HydroChem from the requirement of posting any bond in connection with temporary or interlocutory injunctive relief, to the extent permitted by law.

6. Severance Benefit. If at any time, HydroChem terminates your employment without cause, then subject to your compliance with this Agreement and HydroChem's standard form Proprietary Information Agreement which you signed previously or simultaneously herewith, HydroChem will pay to you severance compensation equal to six months of your then current base compensation. Any severance compensation would be payable in bi weekly installments as if your employment had continued for the six month period after actual termination thereof. For the purpose of this section 6, "cause" shall mean (a) the failure by you to perform your duties in a manner satisfactory to HydroChem, (b) fraud, misappropriation, embezzlement, or conviction of any felony, or (c) any act or action involving moral turpitude or reflecting negatively on HydroChem.

7.   Miscellaneous.

     7.1 Related Parties. This Agreement shall inure to the benefit of, and be binding upon, HydroChem and its subsidiaries and affiliates, together with their successors and assigns, and you, together with your executor, administrator, personal representative, heirs, and legatees.

     7.2 Severability. The covenants in this Agreement shall be construed as covenants independent of one another and as obligations distinct from any other contract between you and HydroChem. Any claim that you may have against HydroChem shall not constitute a defense to enforcement by HydroChem of this Agreement.

     7.3 Survival of Obligations. The covenants in this Agreement shall survive termination of your employment, regardless of who causes the termination and under what circumstances.

     7.4 Choice of Law. This Agreement shall be governed by and enforced under the laws of the State of Texas as they apply to a contract executed, delivered and performed entirely in such state. Further, you consent to jurisdiction and venue in Harris County, Texas in connection with any dispute arising from this Agreement.


     IN WITNESS WHEREOF, you have accepted and executed this Agreement under seal as of the date first hereinabove set forth.

                                                     EMPLOYEE:


                                                     /s/ Greg Rice
                                                     -------------
                                                     Greg Rice


Accepted:

HydroChem Industrial Services, Inc.

By /s/ B. Tom Carter, Jr.
   ----------------------
       B. Tom Carter, Jr., Chairman
       and Chief Executive Officer

                                   SCHEDULE A


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/s/ GGR
-------------------
Employee's Initials